(j)(2)
Consent of Independent Registered Public Accounting Firm
The Shareholders and Board of Trustees
ING Funds Trust
We consent to the use of our report dated May 25, 2007, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.
/s/ KPMG LLP
Boston, Massachusetts
July 27, 2007